Exhibit 10.32.1

SETTLEMENT AND AMENDMENT AGREEMENT

THIS SETTLEMENT AND AMENDMENT AGR EEMNT (this "Settlement

Agreement) is made and entered into the 24th day of May, 2021 (the ''Effective Date") by and between Peacs BV, a Netherlands corporation organized and existing under the laws of the Netherlands and having its principal offices at Weiland 38, 2415BC, Nieuwerbrug aan den Rijn, the Netherlands. (hereinafter “Peacs”) and Catheter Precision, Inc. (formerly known as Catheter. Inc.), a corporation existing under the laws of the State of Delaware and having its principal .offices at 500 International Drive, Suite 333, Mt Olive, NJ 07828 (hereinafter "Catheter Robotics, Inc), a corporation existing under the laws of the State of Delaware and having its principal offices at 500 International Drive, Suite 333, Mt. Olive, NJ 07828 (hereinafter “Catheter Precision”).  Peacs and Catheter Precision are individually referred to as a "Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Catheter Precision and Peacs previously entered into that certain Software and Technology License Agreement dated May l , 2016 (the "Agreement”) with respect to certain Confidential Information. Intellectual Property, Inventions, Proprietary Information, and Software owned by Peacs related to Products;

WHEREAS,  the Parties have been  in mutual  dispute  regarding  the inclusion  of the implanting of pacemakers in the Field of Use;•

WHEREAS, Peacs has claimed that certain patents rights registered by Catheter Precision are based on confidential information made available to Catheter Precision by Peacs.

WHEREAS, Peacs has also alleged that Catheter Precision breached the Agreement by applying and executing the license outside the Field of Use and Catheter Precision has alleged various breaches by Peacs under the License Agreement;

WHEREAS, Peacs has initiated litigation proceedings against Catheter Precision before the District Court of The Hague, The Netherlands, Docket No. [C/09/595037] (the "Hague Litigation”) alleging that certain patent rights owned by Catheter Precision should be assigned to

Peacs and Peacs also announced initiation of arbitration proceedings (the "Arbitration") against Catheter Precision to claim injunctive relief and compensation of damages; [NOTE TO DRAFT: Parties to complete information relating to the Hague matter]

WHEREAS the Parties wish explicitly to clarify the definition of the Field of Use in the Agreement;

WHEREAS simultaneously in connection with this Settlement Agreement, the Parties are. - entering into that certain Patent Assignment the ("Patent Assignment"), attached hereto Schedule 2, pursuant to which Catheter Precision is assigning and transferring to Peacs certain patent rights (the ”Assigned Patent Rights") in exchange for Peacs paying compensation to Catheter Precision for such assignment and transfer as set forth in this Settlement Agreement;

WHEREAS, simultaneously in connection with this Settlement Agreement, the Parties are entering into that certain Settlement Agreement with respect to the Consulting Agreement of 1 May 2016 and the subsequent Letter Agreement of 17 December 2017 (the “Consulting Settlement Agreement”);

WHEREAS, this Settlement Agreement and the Consulting Settlement Agreement are to be considered as one and inseparable settlement of disputes between the Parties;

WHEREAS, Catheter Precision and Peacs have agreed to an amount in full satisfaction of all claims under the Agreement; and

WHEREAS, to avoid the time and expense of litigation and/or arbitration, and without any admission of liability or fault, the Parties wish to resolve and settle all claims and allegations by each Party with respect to the Agreement and end all litigation or arbitration proceedings forthwith, on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual promises, covenants and agreement herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.

Definitions. Capitalized terms used but not defined in this Settlement Agreement shall have meanings ascribed thereto in the Agreement.  As used in this Settlement Agreement, the following terms shall have the following meanings:

1.1"Affiliate” means, .with respect to any entity, any other corporation or other business entity, now or hereafter that directly or indirectly controls, is controlled by, or is under common control with such first entity. For the purposes of this definition, the term "control” (including its use in the phrases "controlled by"' and "under common control with”) shall mean the possession, directly or indirectly, of at least 50% of the voting stock or other ownership interest of the other corporation or entity, or such lesser percentage which is the maximum allowed to be owned by a person or entity in a particular jurisdiction, or the power to direct or cause the direction of the management and policies of the other corporation or entity or the power to elect or appoint at least 50% of the members of the governing body of the other corporation or entity through the ownership of the outstanding voting securities or by contract or otherwise.

1.2"'Claims" means claims, counterclaims, filings, arguments, answers, defenses, cross-claims and any judicial, administrative or other proceeding of any kind in any jurisdiction, as well as any and all actions, causes of action, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings, and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity, or otherwise, whether asserted or unasserted, whether presently known or unknown, whether anticipated or unanticipated, and whether direct or derivative.

1.3"Catheter Precision Released Parties" means (i) Catheter Precision and its Affiliates, (ii) any of Catheter Precision's or its Affiliates' licensees of Catheter Precision's or its Affiliates'  products   or  technology,   (iii) any   third   party   having   researched,   developed, manufactured and/or commercialized or performed other activities, in each case to the extent for or on behalf of Catheter Precision or its Affiliates, (iv) any current and former officers, directors, employees, agents, attorneys, and representatives of any of the foregoing, and (v) the successors and assigns of any of the foregoing.

1.4"Peacs Released Parties"' means (i) Peacs and its Affiliates. (ii) any current and former officers, directors, employees, agents, attorneys, and representatives of any of the foregoing,. and (v) the successors and assigns of any of the foregoing.

2.	All references to Catheter Robotics in the Agreement shall be changed to Catheter Precision.
3.	Section 1 (c) of the Agreement is hereby replaced in its entirety as follows:

“Field of Use” means the localization of the origin of cardiac activation for the electrophysiology treatment and/or detection of cardia arrhythmias. Any and all  other uses, such as particularly "the use of clinical applications for the implanting of atrial or ventricular, including bi-ventricular, pacemakers," is and shall not be comprised  in this Field of Use””

4.	A new sentence is hereby added to the end of Section 1(d) of the Agreement as follows:

“For purposes of this definition of Intellectual Property provided as specified in the Exhibit A of the Agreement, Intellectual Property shall also include any and all Patent Rights, Copyright Rights, Trademark Rights, trade secrets, know-how and other intellectual property rights owned or controlled by any affiliate of Peacs, Peacs Investment BV or any Patent Right for which Peter Van Dam is an inventor."

5.	The first sentence of Section 6.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“In consultation with Catheter Precision, Peacs shall have the right, but not the obligation, through the use of internal or outside counsel reasonably  acceptable to Catheter Precision, to prepare, file, prosecute, and maintain the Peacs’ Patent Rights worldwide, at Peacs' sole cost and expense; provided however, if after the expiration or earlier termination of the Alvale Agreement, Peacs has not granted a license under, in or to any Technology in the Field of Use to any party to the Alvale Agreement, Catheter Precision shall reimburse Peacs for fifty percent (50%) of the reasonable costs of maintaining the Patent Rights in the Field of Use from and after the expiration or termination of the Alvale Agreement: provided further that, if the Patent Right only covers or claims the implanting of atrial or ventricular, including bi-ventricular, pacemakers Catheter Precision shall have no obligation to reimburse Peacs any amounts for the prosecution or maintenance of any such Patent Right.

6.	Catheter Precision agrees to execute the Patent Assignment of even date herewith.
7.	Parties hereto note and acknowledge, that Catheter Precision currently is the right owner of certain patent registrations and/or patent applications, listed here:
•	US10.713.790B2
•	US2019038357A1
•	EP3661406A2
•	JP2020529879A
•	CN110996776A
•	WO2019028103A2
•	US2020/029817A1

Parties note and are in agreement that these listed patent registrations and/or patent applications Describe subject-matter make mention of inventions or patents related to “the use of clinical applications for the implanting of atrial or ventricular, including bi-ventricular, pacemakers”, but so far none of the patent claims of these listed patent registrations or patent applications are aimed at “the use of clinical applications for the implanting of atrial or ventricular, including bi-ventricular, pacemakers”.  Catheter Precision herewith warrants towards Peacs not at any time to alter or amend these listed patent registrations and or patent applications, or file and/or amend any patent application derived from any of the listed patent registrations and/or patent applications, in such a way that one or more of the patent claims thereof shall comprise a claim falling within the scope of “the use of clinical applications for the implanting of atrial or ventricular, including bi-ventricular, pacemakers”.

Parties hereto note and acknowledge, that Catheter Precision currently is the owner of patent registration US 10,932,863 B2. titled “Methods of Cardiac Mapping and Directional Guidance”.  Parties note and are in agreement that said patent is mainly related to premature ventricular contraction (PVC), but nevertheless contains patent claims (in particular patent claims 16. 19-22) directed to cardiac (re)synchronization.  Catheter Precision herewith warrants not at any time to invoke against Peacs, any affiliates of Peacs, or any licensees of Peacs, said patent in the field of “the use of clinical applications for the implanting of atrial or ventricular, including bi-ventricular, pacemakers”.  In case of transfer of US 10,932,863 B2 to any other party the warranty against Peacs will be transferred together with the patent, and together with the obligation to transfer said warranty to any later obtaining party.

8.

Settlement Payment. Within thirty (30) business days after the Effective Date (the “Settlement Payment Date”), Peacs shall pay to Catheter Precision an amount equal to Two Hundred Thousand United States Dollars ($200,000), as compensation to Catheter Precision for the assignment of the Assigned Patent Rights. The Parties acknowledge and agree that payment of this amount shall be made by Peacs by allowing Catheter Precision to set off this amount against the payment amount to be paid by Catheter Precision to Peacs under the Consulting Settlement Agreement, and thus Catheter Precision shall only be required to pay Peacs under the Consulting Sett1ement Agreement One Hundred Seventy-Five Thousand United States Dollars ($I 75,000).

9.	Releases.

9.1Catheter Precision Release of Peacs. As of the Settlement Payment Date, except for the rights and obligations expressly created or reserved by this Settlement Agreement, Catheter Precision, on behalf of itself and its Affiliates, and its and their predecessors, successors, and assigns, hereby fully and forever irrevocably and unconditionally release, acquits, and discharges the Peacs Released Parties from all Claims arising out of or in any way related to, in any manner or degree,  the claims made by Catheter Precision against Peacs arising under the Agreement. All third parties included within the scope of the preceding sentence are expressly agreed to be third party beneficiaries of this Settlement Agreement.

9.2Peacs Release of Catheter Precision. As of the Settlement Payment Date, except for the rights and obligations expressly created or reserved by this Settlement Agreement, Peacs, on behalf of itself and its Affiliates, and its and their predecessors, successors, and assigns, hereby fully and forever irrevocably and unconditionally releases, acquits, and discharges Catheter the Precision Released Parties from all Claims arising out of or in any way related to, in any manner or degree the claims made by Peacs against Catheter Precision arising under the Agreement, including all Claims made or asserted in the Hague Litigation or the Arbitration. All third parties included within the scope of the preceding sentence are expressly agreed to be third -party beneficiaries of this Settlement Agreement.

9.3Representation as to Claims. The Parties each represent and warrant that they have not sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claims released by this Settlement Agreement. Each Party represents and agrees that such Party has not filed any charges, complaints, grievances, demands for arbitration, lawsuits, or other proceedings regarding the Claims with any court or with any board, agency, or commission charged with the enforcement of any law or regulation.

9.4Statutory Acknowledgement.  The releases set forth in Section 11.1 and Section 11.2 are full and final releases by which the Parties, on behalf of themselves and their Affiliates and their successors and assigns, waive all rights and benefits they may have had in the past, now have or in the future may have in connection with the Claims released in Section 3.1 and Section 3.2 under the terms of any statute or provision of law that provides that a general release does not extend to Claims which the Parties and their Affiliates do not know or suspect to exist in their favor at the time of executing this release. The Parties and their Affiliates understand and accept the risk that they may have substantial Claims that are presently unknown, and they nevertheless release all such Claims within the scope of the foregoing releases. Specifically, the Parties on behalf of themselves and their Affiliates and their successors and assigns, hereby expressly waive any rights they may have under California Civil Code Section 1542 (or any other law of similar effect in any jurisdiction), in connection with the Claims released in Section 3.1 and Section 3.2, which provides that:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICHIF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

10.Peacs and Catheter Precision shall terminate the Hague Litigation with the District Court of The Hague, The Netherlands as soon as possible after the date of signing of this Settlement Agreement, each of the Parties bearing their own costs of court and legal representation with regards thereto. In connection therewith, within five (10) business days after the Settlement Payment Date as set forth in clause 8 hereof, Peacs shall prepare for Catheter Precision’s review and approval a joint stipulation of dismissal of the Hague Litigation which shall specify that dismissal is with prejudice as to Peacs' Claims. Peacs agrees not to reassert or re-file any Claims that were, or could have been, alleged with respect to the Agreement.Peacs agrees to use all reasonable, good faith efforts to secure the Hague's order dismissing the Hague Litigation .

11.	Except as specifically amended by this Settlement Agreement, the Agreement remains in full force and effect.
12.	Miscellaneous Provisions.

12.1Representations and Warranties by Parties. Each Party represents that it is duly existing; that it has the full power and authority to enter into this Settlement Agreement; that there are no other persons or entities whose consent to this Settlement Agreement or whose joinder herein is necessary to make fully effective the provisions of this Settlement Agreement; that this Settlement Agreement does not and will not conflict with any other agreement to which it is a party and that it will not enter into any agreement the execution and/or performance of which would violate or conflict with this Settlement Agreement. Each Party represents and warrants that it can and shall exercise control over their Affiliates, if any, to cause all such Affiliates to comply with all necessary rights, covenants, and releases to effect this Settlement Agreement, and all other terms and conditions of this Settlement Agreement. Each person executing this Settlement Agreement represents, warrants, and acknowledges that he or she is authorized and legally empowered to execute this Settlement Agreement on behalf of the Party for whom he or she purports to act.

12.2Confidentiality. The Parties hereto may disclose the fact that they have settled all of the Claims to which this Settlement Agreement relates, which will be a matter of public record. However, the Parties shall keep the terms of this Settlement Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

(a)with the prior written consent of the other Party;

(b)to any governmental body having jurisdiction and specifically requiring such disclosure;

(c)in response to a valid subpoena or as otherwise may be required by law;

(d)for the purposes of disclosure in  connection with the Securities and Exchange Act of  1934,as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations;

(e)to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors, and actual or potential acquirors or investors (and their respective legal and financial advisors) subject to obligations of confidentiality and/or privilege;

(f)as required during the course of litigation and subject to protective order; provided however, that any production under a protective order would be protected under an “Attorneys  Eyes Only” or higher confidentiality  designation;

g).in confidence in connection with a proposed merger, acquisition, financing, divestiture, or similar transaction;

provided, however, .that prior to any such disclosure pursuant to paragraphs (b), (c). and (f) hereof, the Party seeking disclosure shall provide, to the extent legally permissible, a fifteen ( l 5) day written notice to the other Party to enable that Party to seek a protective order (or challenge the need to disclose), and, that prior to any such disclosure pursuant to paragraphs (c) and/or (d) hereof, take all reasonable actions in an effort to minimize the nature and extent of such disclosure (including allowing the other Party the opportunity to review and comment on the extent of such disclosure,  and the disclosing Party shall consider any comments thereto in good faith).

12.3Governing Law.  This Settlement Agreement shall be construed in accordance with the substantive laws of the State of New Jersey, U.S.A. (without giving effect to any provisions thereof concerning choice of law).

12.4Jurisdiction. In case of any dispute arising out or in connection with this Settlement Agreement, which dispute cannot be solved amicably through negotiations between the Parties hereto, such dispute will be solely subject to arbitration by the Court of Arbitration of the International Chamber of Commerce (ICC) in accordance with the ICC's arbitration rules. The language of the arbitration proceedings shall be English and the place of the arbitration proceedings shall be New York, New York.

12.5Proceedings. This Settlement Agreement may be offered in evidence and pleaded as a full and complete defense to any Claims that may be instituted, prosecuted, or attempted in breach of this Settlement Agreement. In any such action, and in any action to enforce this Settlement Agreement, the prevailing Party shall recover its reasonable attorneys' fees and costs. Any filing of this Settlement Agreement in such a proceeding shall be done under seal.

12.6Injunctive Relief. The Parties acknowledge and agree that: (i) any breach of this Settlement Agreement may result in immediate and irreparable injury for which there is no adequate remedy available at law; and (ii) in addition to any other remedies available, specific performance and injunctive relief are appropriate remedies to compel performance of this Settlement Agreement

12.7Entire Agreement.  The Parties acknowledge, accept, warrant and represent that (i)this is an enforceable agreement; (ii) this Settlement Agreement and the Agreement, the Patent Assignment and the Consulting Settlement Agreement embody the entire and only understanding of each of them with respect to the subject matter of this Settlement Agreement, and merges, supersedes  and  cancels  all  previous  representations,  warranties,  assurances,  conditions, definitions, understandings or any other statement, express, implied, or arising by operation of law, whether oral or written, whether by omission or commission between and among them with respect to the subject matter of the Agreement ;(iii) no oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Settlement Agreement; (iv) the terms and conditions of this Settlement Agreement may be altered, modified, changed or amended only by a written agreement executed by duly authorized representatives of the Parties, (v) the language of this Settlement Agreement has been approved by counsel for each of them, and shall .be construed as a whole according to its fair meaning, and (vi) neither Party (nor their respective counsel) shall be deemed to be the draftsman of this Settlement Agreement in any action which may hereafter arise with respect to this Settlement Agreement.

12.8Modification Waiver. No modification or amendment to this Settlement Agreement, nor any waiver of any rights, will be effective  unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

12.9Construction; Language.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Settlement Agreement. As used in this Settlement Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Settlement Agreement will not be referred to in connection with the construction or interpretation of this Settlement Agreement. This Settlement Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Settlement Agreement shall be in the English language.

12.10No Circumvention. In no event shall either Party or their respective Affiliates act through or in conjunction with any third party to circumvent or frustrate the purposes of this Settlement Agreement.

12.11Counterparts. This Settlement Agreement may be executed •in several counterparts by one or more of the undersigned and all such counterparts so executed shall together be deemed and constitute one final agreement as if one document had been signed by all Parties hereto: and each such counterpart shall be deemed an original, binding the Parties subscribed hereto and multiple signature pages affixed to a single copy of this Settlement Agreement shall be deemed to be a fully executed original. Several counterparts consisting of multiple copies hereof each signed by less than all Parties, but together signed by all Parties shall constitute and be deemed a fully executed original.

Signature Page to Follow

SIGNATURE PAGE TO SETTLEMENT AND AMENDMENT AGREEMENT BETWEEN

CATHETER PRECISION, INC. AND PEACS, BV DATED MAY 24, 2021

IN WITNESS WHEREOF, the Parties have set their hands and seals and duly executed this Settlement Agreement as of the Effective Date.

PEACS BV		CATHETER PRECISION, INC.
By:	/s/ Peter van Dam	By:	/s/ David A. Jenkins
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

SCHEDULE 1

Assigned Patent Rights

Country	Application No. (Publication No.)	Filing Date	Patent No.	Granted	Title of Patent
USA	US15/695,332 (US2018/0064947A1)	2017-09-05	US 10,471,263B2	2019-11-12	System and method for cardiac resynchronization
EPO	EP17768334.9 (EP3509693A1)	2017-09-06	N/A	Pending	System and method for cardiac resynchronization
China	SN201780054759.X (CN110225775A)	2017-09-06	N/A	Pending	System and method for cardiac resynchronization
Japan	JP2019511618A (JP2019531784A)	2017-09-06	N/A	Pending	System and method for cardiac resynchronization
USA	US62/383,804	2016-09-06	N/A	Provisional expired	System and method for cardiac resynchronization
USA	US62/888,496	2016-09-06	N/A	Provisional expired	Method of Cardiac Resynchronization Therapy
USA	US62/487,562	2017-04-20	N/A	Provisional expired	System and Method for Imaging Episodic Cardiac Conditions
USA	US15/956,479 (US2018/0303345A1)	2018-04-18	N/A	Abandoned	System and Method for Imaging Episodic Cardiac Conditions
USA	US16/670,672 (US2020/0061383A1)	2019-10-31	N/A	Pending	Method of Cardiac Resynchronization Therapy
PCT	PCT/2017/050188 (WO 2021/034546)	2020-08-11	N/A	Pending	Method of Cardiac Resynchronization Therapy

And

(i)

and any inventions disclosed or claimed in the foregoing (the "'Inventions'"), (ii) pending or granted  applications, patents, design registrations and publications obtained or derived from the Inventions, worldwide, and  (iii) all priority rights under all present or future conventions and treaties, and any provisional applications for which priority is claimed in the foregoing in the U.S. or abroad

SCHEDULE 2

Patent Assignment

(see attached)